Exhibit 10.12

ELGIN FINANCIAL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT is adopted this 28 day of June, 2002, by and between ELGIN FINANCIAL SAVINGS BANK, a State/Stock Savings Bank located in Elgin, Illinois (the “Company”), and LEO FLANAGAN (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive.  The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” means:

(a)           A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company  which constitutes fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)           The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)           The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company.  For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

(d)           A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company’s then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e)           Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.1.

Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.1.

1.2           “Code” means the Internal Revenue Code of 1986, as amended.

1.3           “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.4           “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.5           “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.6           “Effective Date” means May 31, 2002.

1.7           “Normal Retirement Age” means the Executive’s 65th birthday.

1.8           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9           “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the effective date of this Agreement.

1.10         “Termination for Cause” See Article 5.

1.11         “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.12         “Years of Employment” means the total number of twelve-month periods during which the Executive has been employed by the Company.  The Executive was hired by the Company in June, 1996.

Article 2
Lifetime Benefits

2.1           Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1        Amount of Benefit.  The annual benefit under this Section 2.1 is $41,900  (Forty-one thousand nine hundred dollars).  The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, an increase shall require the recalculation of Schedule A.

2.1.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

2.1.3        Benefit Increases.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, at its sole discretion, may increase the benefit.

2.2           Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the Early Termination annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by one of the following two methods:  a) if the Executive has completed ten (10) Years of Employment upon the Effective Date of this Agreement, the Executive shall be vested in 50 percent of the Accrual Balance set forth on Schedule A for the first Plan Year and vest in the remaining 50 percent equally over the remaining Plan Years until Normal Retirement Age, unless otherwise illustrated on Schedule A; or b) if the Executive has completed less than ten (10) Years of Employment upon the Effective Date of this Agreement, the Executive shall be zero percent vested until completing five (5) Years of

Employment and then vest equally over the remaining Plan Years Until Normal Retirement Age.  An increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.  This benefit is determined by calculating a 15-year fixed annuity from the vested Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.50 percent, compounded monthly.

2.2.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

2.2.3        Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.3           Disability Benefit.  If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1        Amount of Benefit.  The benefit under this Section 2.3 is the Disability annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by one of the following two methods:  a) if the Executive has completed ten (10) Years of Employment upon the Effective Date of this Agreement, the Executive shall be vested in 50 percent of the Accrual Balance set forth on Schedule A for the first Plan Year and vest in the remaining 50 percent equally over the remaining Plan Years until Normal Retirement Age, unless otherwise illustrated on Schedule A; or b) if the Executive has completed less than ten (10) Years of Employment upon the Effective Date of this Agreement, the Executive shall be zero percent vested until completing five (5) Years of Employment and then vest equally over the remaining Plan Years Until Normal Retirement Age.  An increase in the annual benefit under Section 2.1.1 would require the recalculation of the Disability benefit on Schedule A.  This benefit is determined by calculating a 15-year fixed annuity from the vested Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.50 percent, compounded monthly.

2.3.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

2.3.3        Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.4           Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1        Amount of Benefit.  The benefit under this Section 2.4 is the Change of Control annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

2.4.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.4.3        Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.4.4        Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

Article 3
Death Benefits

3.1           Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit.  The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 15 years.

3.2           Death During Payment of a Lifetime Benefit.  If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences.  If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4
Beneficiaries

4.1           Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2           Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a)           Conviction of a felony or of a gross misdemeanor involving moral turpitude; or

(b)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2           Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement.  In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

Article 6
Claims and Review Procedure

6.1           Claims Procedure.  Any person or entity (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2        Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3        Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3        Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4        Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5        Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). However, in no event shall this Agreement be terminated under this section without payment to the Executive of any vested benefit.

Article 8
Miscellaneous

8.1           Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4           Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5           Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

8.7           Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9           Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)           Establishing and revising the method of accounting for the Agreement;

(b)           Maintaining a record of benefit payments; and

(c)           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10         Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

ELGIN FINANCIAL SAVINGS BANK

/s/ Leo Flanagan	By	/s/ Barrett J. O'Connor
Leo Flanagan
	Title	President/CEO

BENEFICIARY DESIGNATION

ELGIN FINANCIAL SAVINGS BANK
 SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

LEO FLANAGAN

I designate the following as beneficiary of any death benefits under this Agreement:

Primary: Carol M. Flanagan

Contingent: Ken Casroso and Sean Flanagan. Each as to undivided 50% interest.

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	/s/ Leo Flanagan

Date

Received by the Company this 28th day of June, 2002.

By	/s/ Barrett J. O'Connor

Title	President/CEO

Clark/Bardes Consulting	Elgin Financial Savings Bank
Banking Practices	Supplemental Executive Retirement Agreement - Schedule A

Leo Flanagan

DOB: 10/4/1942 Plan Anniv Date: 1/1/2003 Retirement Age: 65 Payments: Monthly Installments				Early Termination		Disability		Change of Control		Preretirement Death Benefit
				Installment		Installment		Installment
				Payable Immediately		Payable Immediately		Payable at 65		Installment
Period Ending Dec of	Age	Benefit Level	Accrual Balance	Vesting	Based On Accrual	Vesting	Based On Accrual	Vesting	Based On Benefit	Based On Benefit
		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
2002(1)	60	41,900	54,441	20%	1,204	20%	1,204	100%	41,900	41,900
2003	61	41,900	113,108	40%	5,002	40%	5,002	100%	41,900	41,900
2004	62	41,900	176,329	60%	11,696	60%	11,696	100%	41,900	41,900
2005	63	41,900	244,459	80%	21,620	80%	21,620	100%	41,900	41,900
2006	64	41,900	317,877	100%	35,141	100%	35,141	100%	41,900	41,900
Oct 2007		41,900	379,012	100%	41,900	100%	41,900	100%	41,900	41,900
First Payment Date of November 1, 2007

(1) Assumes an implementation date of January 1, 2002.  The first line reflects 12 months of data, January 2002 through December 2002.

/s/ Barrett J. O'Connor	/s/ Leo Flanagan	June 28, 2002
Elgin Financial Savings Bank	Participant	Date